EXHIBIT 99.1

PRESS RELEASE
May 7, 2026

Arrowhead Pharmaceuticals Reports Fiscal 2026 Second Quarter Results
Conference Call and Webcast Today, May 7, 2026 at 4:30 p.m. ET

PASADENA, Calif., May 7, 2026 — Arrowhead Pharmaceuticals, Inc. (NASDAQ: ARWR) today announced financial results for its fiscal 2026 second quarter ended March 31, 2026. The Company is hosting a conference call today, May 7, 2026, at 4:30 p.m. ET to discuss the results.

“Arrowhead continues to show strong execution in meeting and exceeding our commercial, R&D, and corporate goals. The company is on extremely strong footing to continue to drive growth in the near-term with numerous opportunities to create long-term shareholder value,” said Christopher Anzalone, Ph.D., President and CEO at Arrowhead Pharmaceuticals. “We remain focused on a few key areas as being critical sources of sustainable growth for Arrowhead, and we have made tangible advancements across these areas. These include: strengthening our commercial presence to bring REDEMPLO® and potentially other cardiometabolic products in the future to the many patients and physicians who need it; continuing to deliver best-in-class in discovery, development, and regulatory capabilities in support of a deep pipeline of RNAi therapeutics capable of silencing and genes expressed throughout the body to treat various diseases; and, being strategic and disciplined around pipeline, portfolio, and financial management.”

Key REDEMPLO® Commercial Events

•Continued to build strong and consistent momentum since launching REDEMPLO (plozasiran) independently in the U.S. following its approval by the FDA on November 18, 2025, as an adjunct to diet to reduce triglycerides in adults with familial chylomicronemia syndrome (FCS). Key metrics include:
◦Total prescriptions received and in process to date exceeds 400, representing greater than 40% growth over just the last four weeks alone;
◦A total of approximately 180 patients to date have received at least one pre-filled syringe shipment;
◦New weekly prescriptions are accelerating - currently averaging approximately 30 new written prescriptions per week;
◦Approximately 85% of prescriptions were for patients naive to the APOC3 class — a strong signal that physicians are identifying and treating patients with FCS who have never had access to an effective therapy. Patients switching from other APOC3 targeted therapies largely account for the remainder;
•Updated the U.S. wholesale acquisition cost (WAC) of REDEMPLO to $45,000 per patient per year, representing a premium to the competing APOC3 inhibitor approved for FCS which the company believes is supported by its clinical evidence. This price reflects Arrowhead’s commitment to optimize market access for all patients with FCS. As part of the One-REDEMPLO unified pricing model, the new price is intended to remain consistent across FCS and severe hypertriglyceridemia (SHTG), if that indication is approved, which potentially simplifies payer contracting and eliminates pricing complexity that could complicate future formulary negotiations;
Key R&D Events

•Following U.S. FDA approval of REDEMPLO in 2025, secured positive regulatory action in four additional geographies for patients with genetically confirmed and clinically diagnosed FCS:
◦The Australian Therapeutic Goods Administration (TGA) approved REDEMPLO (plozasiran), as an adjunct to diet to reduce triglyceride levels for adult patients with familial chylomicronaemia syndrome in Australia;
◦Received positive CHMP opinion recommending approval of REDEMPLO (plozasiran) to reduce triglycerides in adults with familial chylomicronemia syndrome in Europe. The European Commission is expected to issue a decision on REDEMPLO’s Marketing Authorization in the second quarter of 2026;
◦The Chinese National Medical Products Administration (NMPA) approved REDEMPLO (plozasiran) for the reduction of triglyceride levels in adult patients with familial chylomicronemia syndrome. REDEMPLO will be marketed in Greater China by Sanofi under an agreement between Sanofi and Arrowhead;
◦Health Canada issued a Notice of Compliance (NOC) authorizing REDEMPLO™ (plozasiran) as an adjunct to diet to reduce triglycerides in adults with familial chylomicronemia syndrome for whom standard triglyceride lowering therapies have been inadequate. REDEMPLO expect to be available later this year in Canada and the company anticipates it will be marketed independently by Arrowhead;
•Presented new long-term efficacy and safety data for plozasiran across a spectrum of hypertriglyceridemia at the American College of Cardiology’s 75th Annual Scientific Session and Expo. Key highlights include:
◦Patients with severe hypertriglyceridemia achieved an 83% median reduction in triglycerides (TG), with 96% of patients achieving TG levels below 500 mg/dL, a threshold associated with increased risk of acute pancreatitis;
◦No adjudicated acute pancreatitis events occurred in any patient receiving plozasiran during the two-year Phase 2b open-label expansion (OLE) study;
◦Favorable and durable improvements in atherogenic lipoproteins, including remnant cholesterol, non-HDL cholesterol, and ApoB, were observed, with a safety profile consistent with earlier trials;
•Initiated and dosed the first subjects in a Phase 1/2a clinical trial of ARO-DIMER-PA, the company’s investigational RNA interference (RNAi) therapeutic being developed as a potential treatment for atherosclerotic cardiovascular disease (ASCVD) due to mixed hyperlipidemia:
◦ARO-DIMER-PA is designed to silence expression of the proprotein convertase subtilisin kexin 9 (PCSK9) and apolipoprotein C3 (APOC3) genes. This represents an important step forward for the RNAi field as it is the first dual-functional clinical candidate to target two genes simultaneously in one molecule;
•Announced interim clinical data on our RNAi-based obesity candidates, ARO-INHBE and ARO-ALK7, showing weight loss in obese patients with diabetes and improved measures of body composition;
◦In obese patients with type 2 diabetes mellitus, ARO-INHBE in combination with tirzepatide achieved -9.4% weight loss at week 16, representing an approximately two-fold improvement versus -4.8% on tirzepatide alone;
◦ARO-INHBE drove robust fat reduction including -23.2% visceral fat, -15.4% total fat, and -76.7% liver fat reduction, representing an approximately three-fold improvement in all three measures versus tirzepatide alone in obese diabetic patients;
◦ARO-ALK7 is the first RNAi-therapeutic to show knockdown in humans of an adipocyte expressed gene, achieving a mean reduction of -88% in ALK7 mRNA with a maximum reduction of -94%;
◦ARO-ALK7 monotherapy achieved a reduction of -14.1% (single dose, week 8) in placebo adjusted visceral fat;

Key Corporate Events
•Announced, earlier this week an exclusive worldwide license agreement with Madrigal Pharmaceuticals for ARO-PNPLA3, Arrowhead’s clinical stage RNAi therapeutic designed to reduce liver expression of patatin-like phospholipase domain containing 3 (PNPLA3) as a potential treatment for patients with metabolic dysfunction-associated steatohepatitis (MASH):
◦Under the terms of the agreement, Madrigal will make a $25 million upfront payment to Arrowhead. Arrowhead is also eligible to receive development, regulatory, and sales milestone payments of up to $975 million. Arrowhead is further eligible to receive tiered royalties on commercial sales ranging from high-single digits to the mid-teens;
◦In a Phase 1 single-ascending dose clinical study, ARO-PNPLA3 achieved encouraging results, including a dose-dependent mean reduction in liver fat of up to 40% in patients homozygous for the I148M mutation, no apparent treatment emergent increases in triglycerides or LDL-cholesterol, and a positive safety and tolerability profile at all doses studied;
•Meaningfully strengthened the balance sheet through two concurrent public offerings with gross proceeds totaling $930 million and consisting of:
◦$700 million of 0.00% convertible senior notes with a 35% conversion premium (initial conversion price of approximately $87.08 per share of common stock) due 2032;
◦$230 million through issuance of shares of common stock, at a public offering price of $64.50 per share (or, in lieu of shares of common stock to certain investors, pre-funded warrants);
◦A capped call transaction to reduce dilution, with the cap price set at $119.33, representing a premium of approximately 85% over the public offering price of $64.50 per share in the common stock offering.
Webcast and Conference Call and Details
Investors may access a live audio webcast on the Events and Presentations page under the Investors section of the Arrowhead website. A replay of the webcast will be available approximately two hours after the conclusion of the call.

For analysts that wish to participate in the conference call, please register at https://register-conf.media-server.com/register/BI94a3f6754bd3471e8e895704fb645ee5. Once registered, you will receive the dial-in number and a personalized PIN code that will be required to access the call.

Selected Fiscal 2026 Second Quarter Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION
(in thousands, except per share amounts)

	Three months Ended March 31,
OPERATING SUMMARY	2026	2025
Revenue	$73,737	$542,709
Operating Expenses:
Research and development	173,253	133,102
General and administrative expenses	41,744	28,405
Total operating expenses	214,997	161,507
Operating (loss) income	(141,260)	381,202
Total other income (expense)	3,695	(11,586)
(Loss) income before income tax expense and noncontrolling interest	(137,565)	369,616
Income tax expense	7	1,753
Net (loss) income including noncontrolling interest	(137,572)	367,863
Net loss attributable to noncontrolling interest, net of tax	(4,840)	(2,582)
Net (loss) income attributable to Arrowhead Pharmaceuticals, Inc.	$(132,732)	$370,445

Net (loss) income per share attributable to Arrowhead Pharmaceuticals, Inc. - Diluted	$(0.93)	$2.75
Weighted-average shares used in calculating - Diluted	142,417	134,484

	March 31, 2026	September 30, 2025
FINANCIAL POSITION SUMMARY	(unaudited)
Cash, cash equivalents and restricted cash	$188,517	$226,548
Available-for-sale securities, at fair value and short-term investments	1,595,574	692,818
Total cash resources (Cash, cash equivalents and restricted cash and Available-for-sale securities, at fair value and short-term investments)	1,784,091	919,366
Other current and long-term assets	484,174	465,929
Total Assets	$2,268,265	$1,385,295

Liability related to the sale of future royalties	383,829	$367,397
Credit Facility	199,639	254,883
Deferred revenue	157,158	2,399
Convertible notes, net	681,940	—
Other liabilities	246,783	257,200
Total Liabilities	$1,669,349	$881,879

Total Arrowhead Pharmaceuticals, Inc. Stockholders' Equity	613,977	466,052
Noncontrolling Interest	(15,061)	37,364
Total Noncontrolling Interest and Stockholders' Equity	$598,916	$503,416
Total Liabilities, Noncontrolling Interest and Stockholders' Equity	$2,268,265	$1,385,295

Shares Outstanding	140,571	135,702

About REDEMPLO® (plozasiran)

REDEMPLO (plozasiran) is approved by the U.S. Food and Drug Administration as an adjunct to diet to reduce triglycerides in adults with Familial Chylomicronemia Syndrome (FCS). REDEMPLO is an siRNA therapeutic designed to suppress the production of apoC-III, a protein produced in the liver that raises triglyceride levels by slowing their breakdown and clearance. By targeting apoC-III with sustained silencing, REDEMPLO delivers significant reductions in triglyceride levels. REDEMPLO is the first and only siRNA FDA-approved treatment studied in both genetically confirmed and clinically diagnosed patients living with FCS.

For more information about REDEMPLO, visit Our Medicines.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

None.

ADVERSE REACTIONS

Most common adverse reactions in REDEMPLO treated patients (incidence ≥10% of patients treated with REDEMPLO and >5% more frequently than with placebo) are hyperglycemia, headache, nausea, and injection site reaction.

Please see full U.S. Prescribing Information for REDEMPLO®.

About Arrowhead Pharmaceuticals
Arrowhead Pharmaceuticals (NASDAQ: ARWR) is a commercial-stage pharmaceutical company developing medicines that treat intractable diseases by silencing the genes that cause them, harnessing the natural RNA interference (RNAi) mechanism. The company has built a broad portfolio of clinical and commercial RNAi therapeutics through its industry-leading targeted RNAi molecule (TRiM™) platform, which can precisely silence genes in a wide range of cell types, including liver, lung, muscle, adipose, and central nervous system tissue. At Arrowhead, we rapidly advance potential best- and first-in-class RNAi treatments for diseases with significant unmet medical need, because every day matters to the patients we serve.

For more information, please visit www.arrowheadpharma.com, or follow us on X (formerly Twitter) at @ArrowheadPharma, LinkedIn, Facebook, and Instagram. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this release except for historical information may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “hope,” “intend,” “plan,” “project,” “could,” “estimate,” “continue,” “target,” “forecast” or “continue” or the negative of these words or other variations thereof or comparable terminology are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, expectations for our product pipeline, products or product candidate or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our beliefs and expectations regarding the long-term impacts of REDEMPLO (plozasiran) on patient health and the health care system; our beliefs and expectations regarding the pricing, value, or expected timing for availability of our drugs and drug candidates; and our believes and expectations around the potential uses and value of the TRiM™ platform. These statements are based upon our current expectations and speak only as of the date hereof. Actual results or outcomes may differ materially and adversely from those expressed in any forward-

looking statements as a result of numerous factors and uncertainties the safety and efficacy of our products and product candidates, pricing and reimbursement decisions related to our products, demand for our products, decisions of regulatory authorities and the timing thereof, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, the timing for starting and completing clinical trials, rapid technological change in our markets, the enforcement of our intellectual property rights, and the other risks and uncertainties described in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:
Arrowhead Pharmaceuticals, Inc.
Vince Anzalone, CFA
626-304-3400
ir@arrowheadpharma.com
Investors:
LifeSci Advisors, LLC
Brian Ritchie
212-915-2578
britchie@lifesciadvisors.com
Media:
LifeSci Communications, LLC
Kendy Guarinoni, Ph.D.
724-910-9389
kguarinoni@lifescicomms.com

Source: Arrowhead Pharmaceuticals, Inc.
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